6.8
                   Restricted Stock Purchase Agreement between
                     Legacy Brands, Inc. and Thomas E. Kees
                             Dated October 30, 1996

                       RESTRICTED STOCK PURCHASE AGREEMENT

     THIS RESTRICTED STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of__________,__________, by and between Legacy Brands, Inc., a California corporation (the "Company"), and Thomas E. Kees (the "Purchaser").

                                 R E C I T A L S

     A. The Purchaser is a full-time employee of the Company serving as Chairman, President and Chief Executive Officer.

     B. The Board of Directors of the Company has determined that retaining the services of the Purchaser is in the best interests of the Company and the shareholders.

     C. Equity ownership in the shares of Common Stock of the Company (the "Shares") based upon earned years in service is considered by the Board of Directors to be a valuable employment incentive to the Purchaser.

                                A G R E E M E N T

     It is hereby agreed as follows:

     1. PURCHASE OF SHARES AND PURCHASE PRICE. As of the date of this Agreement and subject to the terms, conditions, provisions and limitations contained in this Agreement, the Company shall sell, transfer, convey and assign to Purchaser free and clear of any and all liens and charges, except as specifically set forth herein, and the Purchaser shall acquire 4,000,000 Shares from the Purchaser in exchange for the Purchase Price, as defined and set forth below. As consideration for the Shares, the Purchaser shall execute a promissory note, in the form set forth in Exhibit A, in favor of the Company in the amount of $1,000,000 bearing interest at a rate of 6.72% per annum (the "Purchase Price").

     2. PURCHASE RIGHTS, VESTING AND DEPOSIT OF SHARES. The Parties agree that until such time as the Purchaser's right to transfer, convey and assign the Shares has been perfected said Shares will be deposited with the Pledge Holder pursuant to the terms and conditions of a Stock Pledge Agreement (the "Pledge Agreement") attached hereto as Exhibit B. The Parties agree that the right to transfer, convey and assign the Shares, or any portion thereof, will vest quarterly, but will only be exercisable annually on each anniversary of the date specified in Section 11, over a period of three years from such date (the "Purchase Rights"). In no event will there be a pro-rata vesting of the Purchase Rights hereunder, unless the Board of Directors waives this requirement. The Board of Directors, in its sole discretion, may accelerate vesting without regard to years of service. The Parties agree that the Purchaser's right to acquire the


                           1-Stock Purchase Agreement

Shares hereunder is expressly conditioned upon his continued service as an employee under the Employment Agreement dated ________.

     3. REPURCHASE RIGHTS. Once any portion of the Shares has vested and corresponding payments have been made under the Promissory Note, or the debt has been satisfied or forgiven, such Shares shall not be subject to repurchase by the Company.

     The Company shall have the right to repurchase any unvested portion of the Shares (the "Repurchase Right") for the purchase price and on the terms and conditions set forth in Section 4. In the event the Purchaser is terminated for other than cause pursuant to the Employment Agreement between the Purchaser and the Company, and a portion of the Shares has vested, but the Promissory Note has neither been satisfied nor forgiven, the Purchaser shall have a period of ten
(10) days from such termination to make the necessary payments under the Promissory Note. Failure to pay any amounts due within thirty days will subject such Shares to repurchase by the Company.

     In the event of a sale of business, Purchaser shall be deemed fully vested and the Company shall not have any Repurchase Rights with respect to such Shares.

     4. PURCHASE PRICE, TERMS AND CONDITIONS FOR REPURCHASES. The purchase price with respect to the exercise of a Repurchase Right shall be on the same terms as the Purchase Right granted to the Purchaser (the "Repurchase Price"). The Company shall notify the Purchaser, in writing, of its intent to exercise its Repurchase Right. The Purchaser shall, within fifteen (15) days of the receipt of such notice, deliver the Shares to be repurchased according to the instructions of the Company. Said Shares shall be transferred to the Company free and clear of all liens, charges or encumbrances.

     5. EFFECT OF TERMINATION OF EMPLOYMENT. If the Purchaser's employment or other relationship with the Company (or a Subsidiary) terminates, the effect of the termination on the Purchaser's rights to acquire Shares shall be as follows:

          5.1 Termination for Other than Disability, Cause or Death. If the Purchaser ceases to be employed by, or ceases to have a relationship with, the Company or a Subsidiary for any reason other than for disability, cause or death, the Purchase Rights pursuant described in Section 2 shall expire not later than one (1) month after the Company issues a certificate of vesting to the Purchaser. During such one (1) month period and prior to the expiration of the Purchase Right, the Purchaser may exercise any right to purchase Shares granted to him, but only to the extent and in such amount that such right existed on the date of termination of his employment or relationship. The decision as to whether a termination for a reason other than disability, cause or death has occurred shall be made by the Board of Directors, whose decision shall be final and conclusive, except that employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by the Company.


                           2-Stock Purchase Agreement

          5.2 Disability. If the Purchaser ceases to be employed by, or ceases to have a relationship with, the Company or a Subsidiary by reason of disability (within the meaning of Internal Revenue Code Section 22(e)(3)), the Purchaser shall be deemed to be fully vested and shall be entitled to all of the Shares hereunder conditioned upon payment in full, or satisfaction, of the Promissory Note. The decision as to whether a termination by reason of disability has occurred shall be made by the Board of Directors, whose decision shall be final and conclusive.

          5.3 Termination for Cause. If the Purchaser's employment by, or relationship with, the Company or a Subsidiary is terminated for cause, that portion of the Purchase Rights which has not vested shall expire immediately and any Shares that have not vested and been paid for shall be forfeited and any remaining balance due under the Promissory Note shall be canceled; provided, however, the Board of Directors may, in its sole discretion, within thirty (30) days of such termination, waive the expiration of the Purchase Rights by giving written notice of such waiver to the Purchaser at such Purchaser's last known address. In the event of such waiver, the Purchaser may exercise the Purchase Rights only to such extent, for such time, and upon such terms and conditions as if such Purchaser had ceased to be employed by, or ceased to have a relationship with, the Company or a Subsidiary upon the date of such termination for a reason other than disability, cause or death. In addition, the Company shall have up to thirty (30) days after the date of termination to exercise its Repurchase Rights to the Shares, or any portion thereof, or to waive such rights and provide notice of such exercise or waiver to the Pledge Holder. Termination for cause shall include any conduct so defined by the Employment Agreement between the Company and the Purchaser, or any conduct detrimental to the interests of the Company or a Subsidiary. The determination of the Board of Directors with respect to whether a termination for cause has occurred shall be final and conclusive. The Purchaser agrees to waive any right to a judicial determination of termination under this Article 5.3.

          5.4 Death of an Purchaser. If an Purchaser ceases to be employed by, or ceases to have a relationship with, the Company by reason of death, the Purchaser shall be deemed to be fully vested and shall be entitled to all of the Shares hereunder conditioned upon the payment in full, or satisfaction, of the Promissory Note. The Purchase Rights shall expire six (6) months after the Company issues a certificate of vesting to the Purchaser, or his heirs, or his estate. The Purchase Rights may be transferred by will or the applicable laws of descent and distribution, but only to the extent such rights were exercisable on the date Purchaser ceased to be employed by, or ceased to have a relationship with, the Company or a Subsidiary by reason of death.

     6. TRANSFERABILITY OF PURCHASE RIGHTS. The Purchase Rights shall not be transferable, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Purchaser's lifetime only by Purchaser.

     7. TRANSFERABILITY OF SHARES. The Purchaser may transfer, assign or convey Shares only upon delivery of a certificate of vesting, an opinion of legal counsel to the Company, a certificate from the Company verifying that payment or satisfaction has been made under the


                           3-Stock Purchase Agreement

Promissory Note, and a certificate from the Company waiving its Repurchase Rights to the Pledge Holder. Pursuant to the terms of the Employment Agreement by and between the Company and the Purchaser, the Purchaser shall be entitled to receive annually, based on a quarterly calculation, a certificate of vesting from the Employer, but shall only be able to dispose of vested Shares upon each anniversary of the date specified in Section 11. The opinion of legal counsel required hereunder shall certify that such transfer of Shares will not result in a violation of state and/or federal law, or the rulings and regulations of any governmental body. Within ten days of receipt of the certificate of vesting, opinion of legal counsel, certificate of payment of the Promissory Note and certificate of waiver from the Purchaser, the Pledge Holder shall deliver the designated Shares to the Purchaser. The Company may waive any of the foregoing requirements and in such event shall notify the Pledge Holder of the same.

     8. CANCELLATION OF INDEBTEDNESS; REFUND OF PURCHASE PRICE. In the event the Board of Directors, or Employer, decides to forgive any indebtedness in connection with the promissory notes executed in connection with this Agreement by a person who has entered into an Employment Agreement with the Company, then any person then under an Employment Agreement that has made the required payments for vested Shares shall be entitled to a refund of the Purchase Price, or any portion thereof, payable in cash or equity securities of the Company.

     9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. As used herein, the term "Adjustment Event" means an event pursuant to which the outstanding Shares of the Company are increased, decreased or changed into, or exchanged for a different number or kind of shares or securities, without receipt of consideration by the Company, through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, stock dividend, stock consolidation or otherwise. Upon the occurrence of an Adjustment Event, (i) appropriate and proportionate adjustments shall be made to the number and kind and price for the shares subject to the Purchase Rights, and (ii) appropriate amendments to this Agreement shall be executed by the Company and Purchaser if the Board of Directors determines that such an amendment is necessary or desirable to reflect such adjustments. If determined by the Board of Directors to be appropriate, in the event of an Adjustment Event which involves the substitution of securities of a company other than the Company, the Board of Directors shall make arrangements for the assumptions by such other corporation of the Purchase Rights. Notwithstanding the foregoing, any such adjustment to the Purchase Rights shall be made without change in the total price applicable to the unvested portion of the Purchase Rights, but with an appropriate adjustment to the number of shares, kind of shares and price for each share subject to the Purchase Rights. The determination by the Board of Directors as to what adjustments, amendments or arrangements shall be made pursuant to this
Section 9, and the extent thereof, shall be final and conclusive. No fractional Shares shall be issued on account of any such adjustment or arrangement.

     10. NO RIGHTS TO CONTINUED EMPLOYMENT OR RELATIONSHIP. Nothing contained in this Agreement shall obligate the Company to employ or have another relationship with Purchaser for any period or interfere in any way with the right of the Company to reduce Purchaser's compensation or to terminate the employment of or relationship with Purchaser at any


                           4-Stock Purchase Agreement
time. The Employment Agreement, incorporated herein by reference, by and between the Company and the Purchaser contains all the terms and conditions of employment.

     11. TIME OF VESTING. The time the Purchase Rights shall be deemed vested, sometimes referred to herein as the "date of vesting," shall be quarterly over a period of three years from September 1, 1995.

     12. PRIVILEGES OF STOCK OWNERSHIP. Purchaser shall be entitled to the privileges of stock ownership as of the date of this Agreement as to all Shares to be issued and delivered to Purchaser pursuant to this Agreement. No Shares shall be transferred by the Purchaser upon the exercise of any Purchase Rights unless and until, in the opinion of the Company's counsel, any then applicable requirements of any laws, or governmental or regulatory agencies having jurisdiction, and of any exchanges upon which the stock of the Company may be listed shall have been fully complied with.

     13. SECURITIES LAWS COMPLIANCE. The Company will diligently endeavor to comply with all applicable securities laws before any stock is issued pursuant to this Agreement. Without limiting the generality of the foregoing, the Company may require from the Purchaser such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Purchaser agree that any sale of the Shares will be made only in such manner as is permitted by the Board of Directors. The Purchaser shall take any action reasonably requested by the Company in connection with registration or qualification of the Shares under federal or state securities laws.

     14. SHARES SUBJECT TO LEGEND. If deemed necessary by the Company's counsel, all certificates issued to represent Shares purchased upon exercise of the Purchase Rights shall bear such appropriate legend conditions as counsel for the Company shall require.

     15. CONDITIONS TO PURCHASE RIGHTS.

          15.1 Compliance with Applicable Laws. The Company's obligation to issue Shares is expressly conditioned upon the completion by the Company of any registration or other qualification of such Shares under any state and/or federal law or rulings or regulations of any governmental regulatory body, or the making of such investment representations or other representations by the Purchaser or any person entitled to exercise the Purchase Rights in order to comply with the requirements of any exemption from any such registration or other qualification of Shares which the Board of Directors shall, in its sole discretion, deem necessary or advisable. Such required representations and undertakings may include representations and agreements that the Purchaser or any person entitled to exercise the Purchase Rights (i) is not purchasing such Shares for distribution, and (ii) agrees to have placed upon the face and reverse of any certificates a legend setting forth any representations and undertakings which have been given to the Board of Directors or a reference thereto.


                           5-Stock Purchase Agreement

          15.2 Board of Directors Approval of Agreement. If the Purchase Rights granted hereby are granted prior to approval of this Agreement by the Board of Directors of the Company, the grant of the Purchase Rights made hereby is expressly conditioned upon and such Purchase Rights shall not be exercisable until the approval of this Agreement by the Board of Directors of the Company.

          15.3 Maximum Exercise Period. Notwithstanding any provision of this Agreement to the contrary, the Purchase Rights shall expire no later than six years from the date hereof or five years if, as of the date hereof, the Purchaser owns or is considered to own by reason of Internal Revenue Code
Section 424(d) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation of the Company.

          15.4 Opinion of Counsel. The Company's obligation to issue Shares to the Purchaser is expressly conditioned upon the receipt of an opinion from counsel to the Company certifying that the issuance of Shares and exercise of Purchase Rights is not in violation of any state and/or federal law or rulings or regulations of any governmental body.

     16. MISCELLANEOUS.

          16.1 Binding Effect. This Agreement shall bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.

          16.2 Further Acts. Each party agrees to perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement.

          16.3 Amendment. This Agreement may be amended at any time by the written agreement of the Company and the Purchaser.

          16.4 Syntax. Throughout this Agreement, whenever the context so requires, the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders. The headings and captions of the various Sections hereof are for convenience only and they shall not limit, expand or otherwise affect the construction or interpretation of this Agreement.

          16.5 Interpretation. Any conflict between the provisions of this Agreement and the Employment Agreement between the Company and the Purchaser shall be governed by the Employment Agreement.

          16.6 Choice of Law. The parties hereby agree that this Agreement has been executed and delivered in the State of California and shall be construed, enforced and governed by the laws thereof. This Agreement is in all respects intended by each party hereto to be deemed and construed to have been jointly prepared by the parties and the parties hereby expressly agree


                           6-Stock Purchase Agreement
that any uncertainty or ambiguity existing herein shall not be interpreted against either of them.

          16.7 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

          16.8 Notices. All notices and demands between the parties hereto shall be in writing and shall be served either by registered or certified mail, and such notices or demands shall be deemed given and made forty-eight (48) hours after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made, and the issuance of the registered receipt therefor. If served by telegraph, such notice or demand shall be deemed given and made at the time the telegraph agency shall confirm to the sender, delivery thereof to the addressee. All notices and demands to Purchaser or the Company may be given to them at the following addresses:

If to Purchaser:

            Thomas E. Kees

If to Company:

            Legacy Brands, Inc.
            2200-B Douglas Blvd., Suite 100
            Roseville, California 95661

Such parties may designate in writing from time to time such other place or places that such notices and demands may be given.

          16.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          16.10 Arbitration. In the event of any dispute arising under this Agreement, including any dispute regarding the nature or scope of any Purchase Rights hereunder, it is hereby


                           7-Stock Purchase Agreement
agreed that such dispute shall be resolved by binding arbitration to be conducted by the American Arbitration Association (AAA), to be arbitrated in accordance with their rules and procedures in Sacramento, California. In the event of any such arbitration, pending resolution of the arbitration and award of costs by the arbitrator, each party hereto shall advance one-half of the amounts, if any, requested to be advanced to the arbitrator and/or the sponsoring organization.

          16.11 Attorneys' Fees. In the event that any party to this Agreement institutes any action or proceeding, including, but not limited to, litigation or arbitration, to preserve, to protect or to enforce any right or benefit created by or granted under this Agreement, the prevailing party in each respective such action or proceeding shall be entitled, in addition to any and all other relief granted by a court or other tribunal or body, as may be appropriate, to an award in such action or proceeding of that sum of money which represents the attorneys' fees reasonably incurred by the prevailing party therein in filing or otherwise instituting and in prosecuting or otherwise pursuing or defending such action or proceeding, and, additionally, the attorneys' fees reasonably incurred by such prevailing party in negotiating any and all matters underlying such action or proceeding and in preparation for instituting or defending such action or proceeding.


     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

                              "COMPANY"

                              LEGACY BRANDS, INC.
                              a California corporation


                              By:--------------------------



                              "PURCHASER"


                                 --------------------------
                                 Thomas E. Kees


                           8-Stock Purchase Agreement

                                    EXHIBIT A

                                 PROMISSORY NOTE

                                    EXHIBIT B

                             STOCK PLEDGE AGREEMENT